Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of the information included in the Form 8-K with respect to the oil and gas reserves of Eagle Rock Energy Partners, L.P. as of the year ended December 31, 2007. We hereby further consent to all references to our firm included in this Form 8-K and to the incorporation by reference in the Registration Statement on Form S-3, No. 333-147244, and the Registration Statement on Form S-8, No. 333-139612, of such information.

/s/ Cawley, Gillespie & Associates, Inc.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas

March 13, 2008